Exhibit 5.1

April 23, 2020

Actinium Pharmaceuticals, Inc.

275 Madison Avenue, 7th Floor

New York, New York 10016

Ladies and Gentlemen:

You have requested our opinion, as special counsel to Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance and sale by the Company of (A) (i) 100,833,333 shares (the “Firm Shares”) of common stock, par value $0.001 per share (“Common Stock”) and (ii) pre-funded warrants to purchase 82,500,001 shares of Common Stock (the “Warrants” and, together with the Firm Shares, the “Firm Securities”) and (B) at the option of the Underwriters (as defined below), up to an additional 27,500,000 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated April 21, 2020, by and between the Company and H.C. Wainwright & Co., LLC, as representative of the several underwriters named therein (the “Underwriters”), and as contemplated in the Registration Statement on Form S-3 (No. 333-216748) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), the prospectus included within the Registration Statement dated October 24, 2017 (the “Base Prospectus”), and the prospectus supplement dated April 21, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares and the Warrants are to be distributed or sold, as applicable, by the Company as described in the Registration Statement and the Prospectus. The shares of Common Stock underlying the Warrants are herein called the “Warrant Shares.”

We refer to our opinion letter dated October 3, 2017 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the Prospectus Supplement.

We have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and By-laws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

We are licensed to practice in the State of New York. This opinion letter is limited to New York law, the Delaware General Corporation Law and applicable federal law of the United States. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. Pertinent to our opinion regarding the Warrant Shares to be sold upon exercise of the Warrants after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances by the Company of securities, including the Warrant Shares, and antidilution adjustments to outstanding securities, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock which then are authorized but unissued.

April 23, 2020

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) on the date of this letter the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (b) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (c) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ The Matt Law Firm, PLLC